Exhibit 5.2

Tel: (604) 688-5421	BDO Canada LLP
Fax: (604) 688-5132	Unit 1100 Royal Centre
www.bdo.ca	1055 West Georgia Street, P.O. Box 11101
Vancouver, British Columbia
V6E 3P3

Consent of Independent Auditors

enCore Energy Corp.

Corpus Christi, Texas

We hereby consent to the incorporation by reference in this to Registration Statement No. 333-269387 on Form F-10/A of enCore Energy Corp. (the “Company”) of our report dated March 25, 2021, relating to the consolidated financial statements of Azarga Uranium Corp. appearing in the Company’s Registration Statement on Form 40-FR filed on August 30, 2022.

/s/ BDO Canada LLP

Chartered Professional Accountants

Vancouver, Canada

February 3, 2023

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms